Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Mobiv Acquisition Corp of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as an independent director nominee to the board of directors of Mobiv Acquisition Corp in the Registration Statement and in any and all amendments and supplements thereto.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 23, 2022	/s/ Garry Peagam
Garry Peagam